MM Mantyla McReynolds LLC
Certified Public Accountants

July 14, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 14, 2016, to be filed by our former client, Great Basin Scientific, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very Truly Yours,

Mantyla McReynolds LLC